Exhibit 10.7

Promissory Installment Note

RECITATIONS:

Date:	May 19, 2006

Lender:	David L. Hawkins

Lender’s Address:	225 Cane Run Road Munfordville, Kentucky 42765

Borrowers:	Maria L. Bouvette and J. Chester Porter 162 S. Buckman Street Shepherdsville, Kentucky 40165

Principal Amount:	$ 506,315.79

Term:	Interest at Prime + 1.0% per annum, payable quarterly. Principal and accrued and unpaid interest due in full on January 1, 2012

RECITAL: This Note amends and replaces that certain Secured Promissory Note dated January 10, 1994 by Maria L. Bouvette, Joseph B. Bryant, J. Chester Porter and Ruth W. Porter as Co-Makers, and David L. Hawkins as Lender (the “1994 Note”) and delivered as part of the consideration for the purchase of the stock of Pioneer Bancshares, Inc. by B and P Bancorp, Inc. as of that date. The 1994 Note is hereby cancelled and is of no further force and effect.

INTEREST RATE: Annual interest rate on matured, unpaid amounts shall be New York Prime Rate plus 1.0%

PAYMENT TERMS. Interest on this Note shall be payable quarterly on the first day of July, October, January and April of each year. The entire outstanding principal balance of this Note and all accrued and unpaid interest thereon shall be due and payable on January 1, 2012.

BORROWERS’ PRE-PAYMENT RIGHT. Borrowers reserve the right to prepay this Note in whole or in part, prior to maturity, without penalty.

COLLATERAL. This note is collateralized by a certain mortgage on real property in Bullitt County, Kentucky recorded at Book 0482, page 609 in the Office of the Clerk of Bullitt County.

DEFAULT AND ACCELERATION CLAUSE. If Borrowers default in the payment of this Note or in the performance of any obligation, and the default continues after Lender gives Borrowers notice of the default and the time within which it must be cured, as may be required by law or written agreement, then Lender may declare the unpaid principal balance and earned interest on this Note immediately due. Borrowers and each surety, endorser, and guarantor waive all demands for payment, presentation for payment, notices of intentions to accelerate maturity, notices of acceleration of maturity, protests, and notices of protest, to the extent permitted by law.

INTEREST ON PAST DUE INSTALLMENTS AND CHARGES. Failure by Borrowers to remit any payment by the 15th day following the date that such payment is due entitles the Lender hereof to declare the entire principal and accrued and unpaid interest immediately due and payable. Lender’s forbearance in enforcing a right or remedy as set forth herein shall not be deemed a waiver of said right or remedy for a subsequent cause, breach or default of the Borrowers’ obligations herein, which shall be joint and several.

INTEREST. Interest on this debt evidenced by this Note shall not exceed the maximum amount of non-usurious interest that may be contracted for, taken, reserved, charged, or received under law; any interest in excess of the maximum shall be credited on the principal of the debt or, if that has been paid, refunded. On any acceleration or required or permitted prepayment, any such excess shall be canceled automatically as of the acceleration or prepayment or, if already paid, credited on the principal of the debt or, if the principal of the debt has been paid, refunded. This provision overrides other provisions in this instrument (and any other instruments) concerning this debt.

FORM OF PAYMENT. Any check, draft, Money Order, or other instrument given in payment of all or any portion hereof may be accepted by the holder and handled in collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of the holder hereof except to the extent that actual cash proceeds of such instruments are unconditionally received by the payee and applied to this indebtedness in the manner elsewhere herein provided.

ATTORNEY’S FEES. If this Note is given to an attorney for collection or enforcement, or if suit is brought for collection or enforcement, or if it is collected or enforced through probate, bankruptcy, or other judicial proceeding, then Borrowers shall pay Lender all costs of collection and enforcement, including reasonable attorney’s fees and court costs in addition to other amounts due.

SEVERABILITY. If any provision of this Note or the application thereof shall, for any reason and to any extent, be invalid or unenforceable, neither the remainder of this Note nor the application of the provision to other persons, entities or circumstances shall be affected thereby, but instead shall be enforced to the maximum extent permitted by law.

BINDING EFFECT. The covenants, obligations and conditions herein contained shall be binding on and inure to the benefit of the heirs, legal representatives, and assigns of the parties hereto.

DESCRIPTIVE HEADINGS. The descriptive headings used herein are for convenience of reference only and they are not intended to have any effect whatsoever in determining the rights or obligations under this Note.

CONSTRUCTION. The pronouns used herein shall include, where appropriate, either gender or both, singular and plural.

GOVERNING LAW. This Note shall be governed, construed and interpreted by, through and under the Laws of the Commonwealth of Kentucky.

Borrowers are jointly and severally responsible for all obligations represented by this Note.

EXECUTED this 23rd day of May, 2006.

/s/ Maria L. Bouvette
Maria L. Bouvette

/s/ J. Chester Porter
J. Chester Porter